UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 16, 2006
(Date of earliest event reported)

NATHANIEL ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27783	84-1572525
(State or Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8001 S. Interport Blvd., Englewood, Colorado 80112
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 690-8300
____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

See Item 5.02 below for a discussion of an employment agreement between Nathaniel Energy Corporation and Brad E. Bailey, which is incorporated by reference into this item.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensation Arrangements of Certain Officers

On October 16, 2006, Nathaniel Energy Corporation appointed Brad E. Bailey as the company’s Chief Executive Officer.

Mr. Bailey, age 45, has been since January 2003, and continues to be, the Executive Vice President of Bailey-Jamar, LLC, a business development company working with emerging renewable energy and environmental technology businesses and individual investors to develop innovative renewable energy and environmental projects. From May 2002 through January 2003, Mr. Bailey served as a facility manager for the company, and he was responsible for the management of the company’s tire processing facility in Hutchins, Texas. From September 1999 through May 2002, Mr. Bailey served as a management consultant to Booz Allen Hamilton where he was contracted to, and provided program management to, the environmental division of Headquarters Air Force Space Command Civil Engineering directorate. Mr. Bailey is the son of Russell “Gene” Bailey, who is the company’s Vice President and Chief Business Development Officer.

The company entered into an employment agreement with Mr. Bailey as of October 16, 2006, which, among other things, provides that Mr. Bailey is employed at will for a base salary of $130,000.00 per annum with standard employee benefits, and includes covenants covering non-solicitation of employees and other persons who have relationships with the company, disclosure of discoveries to the company, and confidential treatment of certain information and trade secrets.

Timothy A. Peach, our Chief Financial Officer who has been acting as the principal executive officer of the company since September 26, 2006, shall continue to serve in his capacity as Chief Financial Officer of the Company.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits 10.1. Employment Agreement, dated as of October 16, 2006, between Nathaniel Energy Corporation and Brad Bailey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 19, 2006
NATHANIEL ENERGY CORPORATION By: /s/ Brad E. Bailey Brad E. Bailey Chief Executive Officer